EXHIBIT 99.1

ChinaNet Online Holdings Reports Third Quarter and First Nine Months 2018 Unaudited Financial Results

BEIJING, Nov. 20, 2018 (GLOBE NEWSWIRE) -- ChinaNet-Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing, data-analysis and management services platform, today announced its unaudited financial results for the third quarter and first nine months of 2018.

Third Quarter 2018 Highlights

  Total revenues increased by 26.2% to $17.0 million from $13.5 million in the corresponding period of 2017.
  Revenues from search engine marketing and data service increased by 29.0% to $14.5 million from $11.3 million in the corresponding period of 2017.

First Nine Months 2018 Highlights

  Total revenues increased by 52.8% to $47.8 million from $31.3 million in the same period of 2017.
  Revenues from search engine marketing and data service increased by 66.5% to $40.4 from $24.3 million in the same period of 2017.

Mr. Handong Cheng, Chairman, President and Chief Executive Officer of CNET, stated, “During the third quarter of 2018, we continued to grow our revenue in our core online marketing business, optimize our cost structure, and develop our blockchain-powered ecosystem. In August 2018, we officially launched our blockchain-powered mobile application, BO!News. Since then, its registered user count has reached over 200,000, while its user participation rate continues to improve as we integrate more functionalities into the application.  BO!News serves as a cornerstone of our user acquisition strategy as we build out our Business Opportunity Social Ecosystem (BOSE). We aim to create a trustworthy and transparent transaction environment for our users through BOSE. We also seek to help our business customers improve their operational efficiency by providing them with traceable and verifiable sales leads. Through our relentless innovation in AI and blockchain applications and the steady development of our new business initiatives, we should be able to generate continuous shareholder value.”

Mr. George Chu, Chief Operating Officer of CNET stated, “During the third quarter we maintained our growth momentum as our total revenues increased by 26.2% year-over-year, mainly due to a 29.0% increase in revenue from our search engine marketing and data service. At the same time, we continue to improve our operating efficiency. Our total operating expenses as a percentage of total revenues decreased to 22.0% from 24.9% in the same period of 2017, primarily driven by a 67.7% reduction in selling and marketing expenses and a 26.1% reduction in general and administrative expenses during the third quarter of 2018.  Going forward, we seek to maintain our revenue growth, shrink our cost structure, and monetize our blockchain applications and ecosystem.”

Third Quarter 2018 Financial Results

TOTAL REVENUES
Total revenues increased by 26.2% to $17.0 million in the third quarter of 2018 from $13.5 million in the corresponding period of 2017, primarily driven by the increase in search engine marketing and data service revenue.

Search engine marketing and data service revenue for the third quarter of 2018 increased by 29.0% to $14.5 million from $11.3 million in the corresponding period of 2017. The growth was primarily attributable to the rapid expansion of the Company’s search engine marketing client base as enterprises in China continued to migrate from other advertising and marketing channels to search engine marketing for its verifiable results and visible return on investment.

COST OF REVENUES AND GROSS PROFIT
Cost of revenues was $16.6 million in the third quarter of 2018, compared to $12.2 million in the corresponding period of 2017. The growth was primarily attributable to the increase in costs associated with providing search engine marketing and data service, which was in line with the increase in the related revenues as discussed above.

Gross profit in the third quarter of 2018, as a result of increased cost of revenues, was $0.4 million, compared to $1.4 million in the corresponding period of 2017.

OPERATING LOSS
Operating expenses in the third quarter of 2018 were $3.7 million, compared to $3.4 million in the corresponding period of 2017. As a percentage of total revenues, operating expenses decreased to 22.0% from 24.9% in the corresponding period of 2017, mostly due to the decreases in both sales and marketing expenses and general and administrative expenses.

Sales and marketing expenses in the third quarter of 2018 decreased by 67.7% to $239 thousand from $740 thousand in the corresponding period of 2017. As a percentage of total revenues, sales and marketing expenses decreased to 1.4% from 5.5% in the corresponding period of 2017. The decrease in the Company’s sales and marketing expenses in the third quarter of 2018 was primarily due to the decrease in advertising expenses for brand development of approximately $0.5 million.

General and administrative expenses in the third quarter of 2018 decreased by 26.1% to $1.7 million from $2.3 million in the corresponding period of 2017. The decrease in the Company’s general and administrative expenses was primarily due to a decrease in allowance for doubtful accounts of approximately $0.6 million and other general and administrative expenses of approximately $0.1 million. As a percentage of total revenues, general and administrative expenses decreased to 10.1% from 17.1% in the corresponding period of 2017.

Research and development expenses in the third quarter of 2018 decreased by 7.4% to $289 thousand from $312 thousand in the corresponding period of 2017. As a percentage of total revenues, research and development expenses decreased to 1.7% from 2.3% in the corresponding period of 2017. The decrease was primarily due to the decrease in headcount in the Company’s research and development department.

In the third quarter of 2018, the Company incurred $1.5 million of impairment of intangible assets as the carrying value of these intangible assets has exceeded their fair value which the Company does not expect to be recoverable.

Operating loss in the third quarter of 2018 was $3.4 million, compared to $2.0 million in the corresponding period of 2017.

NET LOSS
Net loss attributable to ChinaNet Online Holdings, Inc. was $3.0 million in the third quarter of 2018, compared to $2.1 million in the corresponding period of 2017.

BALANCE SHEET
As of September 30, 2018, the Company had cash and cash equivalents of $5.9 million, an increase of 100.5% from $3.0 million as of December 31, 2017. Advances from customers were $2.0 million as of September 30, 2018, compared to $3.6 million as of December 31, 2017, due to the promotional campaigns that the Company executed in 2017.

First Nine Months 2018 Financial Results
For the first nine months of 2018, total revenues increased by 52.8% to $47.8 million from $31.3 million in the same period of 2017, primarily driven by a 66.5% year-over-year growth in revenues from search engine marketing and data service, which increased to $40.4 from $24.3 million in the same period of 2017.

Gross profit for the first nine months of 2018 was $2.0 million, compared to $4.3 million in the same period of 2017. Gross profit margin was 4.1% as compared to 13.8% in the same period last year. The margin decrease was primarily due to an increased revenue contribution from search engine marketing and data service in the first nine months of 2018, which has a relatively lower profit margin, as well as a decrease in gross margin of the internet advertising and data service.

Operating expenses for the first nine months of 2018 increased to $15.1 million from $7.8 million in the same period of 2017. The increase was primarily due to a $3.4 million impairment of intangible assets and a $5.3 million impairment of goodwill that the Company incurred in the first nine months of 2018. As a percentage of total revenues, operating expenses for the first nine months of 2018 were 31.5%, compared to 25.0% in the same period of 2017.

Sales and marketing expenses for the first nine months of 2018 decreased by 54.9% to $1.1 million from $2.4 million in the same period of 2017 primarily due to (1) the decrease in advertising expenses for brand development of approximately $1.2 million; and (2) the decrease in general expenses of the Company’s sales department of approximately $0.1 million due to the implementation of the Company’s cost control initiatives. General and administrative expenses for the first nine months of 2018 increased by 4.0% to $4.6 million from $4.4 million in the same period of 2017. Research and development expenses for the first nine months of 2018 decreased by 28.7% to $0.7 million from $1.0 million in the same period of 2017 primarily due to the decrease in headcount of the Company’s research and development department.

Net loss attributable to ChinaNet Online Holdings, Inc. for the first nine months of 2018 was $12.9 million, compared to $4.0 million in the same period of 2017.

Recent Developments

On August 27, 2018, the Company announced a breakthrough upgrade of its blockchain-powered marketing and advertising mobile application called BO!News (商机头条) with three brand new features: social networking, crowdfunding, and a revamped landing page.

On September 17, 2018, the Company sponsored the Global Media Blockchain Summit in Nha Trang, Vietnam, where the Company also presented its idea of developing a transparent business opportunity ecosystem and showcased BO!News to potential users and business partners.

About ChinaNet Online Holdings, Inc.
ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients’ decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact
ICR, Inc.
Jack Wang
Tel: +1-646-308-1635
Email: CNET@icrinc.com

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2018	2017	2018	2017
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$47,822	$31,171	$17,042	$13,509
From related parties	-	116	-	14
Total revenues	47,822	31,287	17,042	13,523
Cost of revenues	45,860	26,955	16,649	12,163
Gross profit	1,962	4,332	393	1,360

Operating expenses
Sales and marketing expenses	1,083	2,399	239	740
General and administrative expenses	4,580	4,402	1,713	2,318
Research and development expenses	722	1,012	289	312
Impairment on intangible assets	3,380	-	1,502	-
Impairment on goodwill	5,289	-	-	-
Total operating expenses	15,054	7,813	3,743	3,370

Loss from operations	(13,092)	(3,481)	(3,350)	(2,010)

Other income (expenses)
Impairment on long-term investments	(460)	-	-	-
Interest expense, net	(25)	(70)	(6)	(34)
Other expenses	(30)	(208)	(2)	(2)
Change in fair value of warrant liabilities	1,449	-	501	-
Total other income/(expenses)	934	(278)	493	(36)

Loss before income tax expense and noncontrolling interests	(12,158)	(3,759)	(2,857)	(2,046)
Income tax expense	(805)	(115)	(116)	(2)
Net loss	(12,963)	(3,874)	(2,973)	(2,048)
Net loss/(income) attributable to noncontrolling interests	75	(89)	20	(39)
Net loss attributable to ChinaNet Online Holdings, Inc.	$(12,888)	$(3,963)	$(2,953)	$(2,087)

Net loss	$(12,963)	$(3,874)	$(2,973)	$(2,048)
Foreign currency translation (loss)/gain	24	772	(36)	340
Comprehensive loss	$(12,939)	$(3,102)	$(3,009)	$(1,708)
Comprehensive loss/(income) attributable to noncontrolling interests	69	(57)	20	(42)
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(12,870)	$(3,159)	$(2,989)	$(1,750)

Loss per share
Loss per common share
Basic and diluted	$(0.82)	$(0.33)	$(0.19)	$(0.17)

Weighted average number of common shares outstanding:
Basic and diluted	15,756,876	12,019,040	15,915,501	12,074,304

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	September 30, 2018	December 31, 2017
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,919	$2,952
Accounts receivable, net	7,519	7,215
Other receivables, net	247	2,646
Prepayment and deposit to suppliers	2,183	4,073
Due from related parties, net	-	14
Total current assets	15,868	16,900

Long-term investments	-	918
Property and equipment, net	176	299
Intangible assets, net	50	3,808
Blockchain software applications development costs	3,375	-
Prepayment for software applications development	349	-
Goodwill	-	5,277
Deferred tax assets, net	527	1,358
Total Assets	$20,345	$28,560

Liabilities and Equity
Current liabilities:
Short-term bank loan *	$1,163	$765
Accounts payable *	3,745	2,851
Advances from customers *	2,032	3,559
Accrued payroll and other accruals *	396	559
Payable for acquisition of noncontrolling interest *	218	-
Due to investors related to terminated security purchase agreements	-	938
Payable for purchasing of software technology *	-	436
Taxes payable *	2,955	3,168
Other payables *	124	687
Total current liabilities	10,633	12,963

Long-term liabilities:
Long-term borrowing from a director	127	134
Warrant liabilities	826	-
Total Liabilities	11,586	13,097

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 16,132,543 shares and 13,982,542 shares at September 30, 2018 and December 31, 2017, respectively)	16	14
Additional paid-in capital	37,917	31,554
Statutory reserves	2,607	2,607
Accumulated deficit	(33,375)	(20,487)
Accumulated other comprehensive income	1,616	1,598
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	8,781	15,286

Noncontrolling interests	(22)	177
Total equity	8,759	15,463

Total Liabilities and Equity	$20,345	$28,560

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2018	2017
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(12,963)	$(3,874)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	508	1,067
Share-based compensation expenses	215	484
Provision for allowances for doubtful accounts	1,521	1,254
Impairment on long-term investments	460	-
Impairment on intangible assets	3,380	-
Impairment on goodwill	5,289	-
Change in fair value of warrant liabilities	(1,449)	-
Deferred taxes	805	115
Changes in operating assets and liabilities
Accounts receivable	(1,465)	(2,436)
Other receivables	(205)	67
Prepayment and deposit to suppliers	1,016	(503)
Due from related parties	22	(11)
Accounts payable	1,095	506
Advances from customers	(1,423)	764
Accrued payroll and other accruals	(150)	(169)
Other payables	(292)	36
Taxes payable	(57)	46
Net cash used in operating activities	(3,693)	(2,654)

Cash flows from investing activities
Purchase of office equipment	(11)	(2)
Term-deposit matured during the period	-	3,118
Withdraw long-term investment from a cost method investee	460	441
Short-term loan to unrelated parties	(2,108)	(2,795)
Repayment of short-term loan from unrelated parties	4,716	-
Payment for acquisition of noncontrolling interest	(1,687)	-
Payment for blockchain software applications development costs	(3,375)	-
Prepayment for software applications development	(368)	-
Purchase of software technology	(437)	-
Net cash (used in)/provided by investing activities	(2,810)	762

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash offering cost of US$809)	10,263	-
Repayment to investors related to terminated security purchase agreements	(933)	-
Proceeds from short-term bank loan	920	441
Repayment of short-term bank loan	(460)	(441)
Net cash provided by financing activities	9,790	-

Effect of exchange rate fluctuation on cash and cash equivalents	(320)	91

Net increase/(decrease) in cash and cash equivalents	2,967	(1,801)

Cash and cash equivalents at beginning of the period	2,952	3,035
Cash and cash equivalents at end of the period	$5,919	$1,234